Exhibit 4.6

VIEWSONIC CORPORATION
NONSTATUTORY STOCK OPTION GRANT NOTICE
(“GRANT NOTICE”)

ViewSonic Corporation (“ViewSonic”), pursuant to its 2004 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of ViewSonic’s Common Stock set forth below. This nonstatutory (or “nonqualified”) option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Unless otherwise defined herein or in the Stock Option Agreement, capitalized terms shall have the meanings set forth in the Plan.

Optionholder:

Grant Date:

Number of Shares Subject to Maximum Award:

Number of Shares Subject to Target Award:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	Nonstatutory (“nonqualified”) Stock Option

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	See Stock Option Agreement

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):

Cash, personal check, cashier’s check, money order or wire transfer

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and ViewSonic regarding the acquisition of stock in ViewSonic and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

In addition, Optionholder agrees that in consideration for the receipt of this option grant, all options previously granted to Optionholder by ViewSonic and all shares of Common Stock subject thereto, whether subject to the 1999 Stock Plan or otherwise, shall be subject to the lock-up provision in Section 7(d) of the Stock Option Agreement.

VIEWSONIC CORPORATION

By:
Tim Ashcroft

Title: VP Corporate Human Resources		Date:

ENCLOSURES:	(1) Cover Memo, (2) Stock Option Agreement, (3) 2004 Equity Incentive Plan and (4) Notice of Exercise